AMENDMENT TO CIC AGREEMENT

        Kenneth M. Jastrow, II (the “Executive”) and Temple-Inland Inc. (the “Company”) hereby agree that the Change in Control Agreement dated October 2, 2000, as amended by letter agreement dated August 12, 2002 (the “CIC Agreement”), hereby is further amended as follows, effective asof this 11th day of February 2005:

    1.        The following is inserted as a new sentence at the end of the existing “Good Reason” definition:

Notwithstanding the foregoing provisions of this definition of Good Reason, any reason shall constitute “Good Reason” for the termination of the Executive’s employment provided that the Executive gives a Notice of Termination in connection therewith during the thirty (30) day period beginning six (6) months after the Change in Control.

    2.        The following is substituted for the existing Section 6.1(B):

For the three-year period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, short-term disability, long-term disability, travel accident, accidental death and dismemberment, medical, dental and other health and welfare benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 6.2 hereof), such health and welfare benefits shall be provided through a third-party insurer; and provided further that, to the extent that medical and dental benefits are provided pursuant to the Employment Agreement between the Executive and the Company dated [DATE], 2005 (the “Employment Agreement”), such provisions shall control and no medical and dental benefits shall be provided pursuant to this Section 6.1(B). To the extent that health and welfare benefits of the same type are received by or made available to the Executive during the three-year period following the Executive’s Date of Termination (which such benefits received by or made available to the Executive shall be reported by the Executive to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be made secondary to such benefits; provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

    3.        The following is substituted for the existing Section 6.1(H):

If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time within three (3) years after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate, except that to the extent that post-retirement health care benefits are provided pursuant to the Employment Agreement, such provisions shall control and this Section 6.1(H) shall apply only in respect of life insurance benefits.

    4.        The following is substituted for the existing third sentence of Section 11:

Except to the extent otherwise provided with respect to the Employment Agreement in Sections 6.1(B) and 6.1(H), this Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by the Executive or the Company; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason.

        The Executive and the Company further agree that, except as modified by the foregoing, the CIC Agreement shall remain in force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the Executive and the Company have hereto set their hands as of the date first written above.

TEMPLE-INLAND INC.
By: /s/ M. Richard Warner
Name: M. Richard Warner Title: President

/s/ Kenneth M. Jastrow, II
Kenneth M. Jastrow, II